SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 12, 2007

MOST HOME CORP.
(Exact name of Registrant as specified in its charter)

Nevada (State of Incorporation)	0-29067 (Commission File No.)	98-0173359 (I.R.S. Employer Identification No.)
Unit 1- 11491 Kingston Street, Maple Ridge, British Columbia, Canada V2X 0Y6 (Address of principal executive office, including Zip Code)
Registrant's telephone number, including area code: (604) 460-7634

ITEM 3.02 Unregistered Sales of Equity Securities

Between December 2006 to March 12, 2007, we issued a total of 1,291,250 shares of common stock and 1,061,250 share purchase warrants to four accredited investors for total proceeds of $505,000. Each warrant entitles the investor to purchase one additional common share at an exercise price of $0.60 per share for a period of three years from closing.

We paid cash commission of $12,500 in connection with the private placement to one investor, to a person that is not a broker-dealer or agent. The units were sold to the accredited investors pursuant to Regulation 506 under the Securities Act of 1933, as amended. All securities issued were issued as "restricted securities" and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the sales of the shares.

On December 27, 2006, we issued 36,750 shares of common stock to a holder of share purchase warrants on the exercise of warrants, for total proceeds of $14,700. The securities were upon Regulation S and/or section 4(2) of the Securities Act of 1933 in an offshore transaction to non-U.S. Person (as that term is defined in Regulation S under the Securities Act of 1933). All securities issued were issued as "restricted securities" and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MOST HOME CORP.
Date: March 12, 2007	By: /s/ Michael Schutz Michael Schutz, Chief Financial Officer